UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005

Lifeline Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-51069	20-1591429
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

111 Lawrence Street, Framingham, Massachusetts	01702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 988-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 7, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Lifeline Systems, Inc. (the “Registrant”) approved an amendment to the Employment and Noncompetition Agreement (the “Employment Agreement”), dated as of May 1, 2003, between the Registrant and Ronald Feinstein, the Registrant’s President and Chief Executive Officer. The amendment extends the term of the Employment Agreement until May 1, 2011 and increases Mr. Feinstein’s base salary to $410,000, which salary increase shall be effective as of March 1, 2006. In addition, the Compensation Committee approved a grant of 60,000 shares of restricted stock to Mr. Feinstein, 20,000 shares of which will vest on each of May 1, 2009, May 1, 2010 and May 1, 2011. The amendment and the restricted stock agreement constitute unwritten agreements pending finalization of written agreements.

On December 7, 2005, the Board of Directors of the Registrant approved an amendment to the Registrant’s 2000 Stock Incentive Plan to change the vesting schedule of the annual options granted to non-employee directors from one third of the options being exercisable on each of the date of grant, the first anniversary and the second anniversary, to the options becoming exercisable in sixteen equal quarterly installments beginning on the three-month anniversary of the date of grant. In addition, the Compensation Committee voted to shorten the standard term of such annual options to be granted to non-employee directors from ten years to seven years.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELINE SYSTEMS, INC.

Date: December 12, 2005	By: /s/ Mark G. Beucler
Mark G. Beucler Vice President, Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	2000 Stock Incentive Plan, as amended